EXHIBIT 10.3

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). NO INTEREST IN THIS NOTE MAY BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (ii) TO THE EXTENT APPLICABLE, PURSUANT TO RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER THE ACT), OR (iii) AN EXEMPTION FROM REGISTRATION UNDER THE ACT WHERE THE HOLDER HAS FURNISHED TO THE PAYOR AN ACCEPTABLE OPINION OF ITS COUNSEL THAT AN EXEMPTION PROM REGISTRATION UNDER THE ACT IS AVAILABLE.

ARCADIA RESOURCES, INC.

PROMISSORY NOTE
$5,000,000	March 31, 2008

FOR VALUE RECEIVED, the undersigned, Arcadia Resources, Inc., a Nevada corporation ('Payor"), having its executive office and principal place of business at 9229 Delegates Row, Suite 260, Indianapolis, IN 46240, hereby promises to pay to Vicis Capital Master Fund ("Payee"), having an address at Tower 56, Suite 700, 126 East 56th Street, New York, NY 10022, at Payee's address set forth above (or at such other place as Payee may from time to-time hereafter direct by notice in writing to Payor), the principal sum of Five MILLION DOLLARS ($5,000,000), in such coin or currency of the United States of America as at the time shall be legal tender for the payment of public and private debts in accordance with the terms hereof.

1.	Payment of Principal and Interest.
	1.1	The principal amount of this Note outstanding from time to time shall bear simple interest at the annual rate (the "Note Rate") as follows:

(a) For the period from November 30, 2006 to June 30, 2007, the outstanding principal balance of the Note shall bear interest at the rate of the One Year Libor Rate (as such rate is published in the Wall Street Journal) plus seven and one half percent (7.5%); provided, however, that to the extent the entire principal balance due under the Note has not been paid in full as of January 31, 2007, the interest rate shall increase by one percent (1%) per month on the first day of each month beginning February 1, 2007, not to exceed a maximum aggregate increase of 5% in total.

(b) For the period from July 1, 2007 to March 31, 2008, the outstanding principal balance of the Note shall bear interest at the rate of the One Year Libor Rate (as such rate is published in the Wall Street Journal) plus eight percent (8%).

(c) For the period from April 1, 2008 until the Maturity Date (as defined below), the outstanding principal balance of the Note shall bear interest at the rate of ten percent (10%).
1.2

The unpaid principal balance shall be due and payable on October 1, 2009 (the "Maturity Date"). Accrued unpaid interest on the unpaid principal balance due under this Note shall be due and payable on June 30, 2007 and fifty percent (50%) of the accrued unpaid interest on the unpaid principal balance due under this Note shall be due and payable on the following dates: September 30, 2007; December 31, 2007; March 31, 2008; June 30, 2008; September 30, 2008; December 31, 2008; March 31, 2009; and June 30, 2009. All remaining unpaid accrued interest shall be due and payable on the Maturity Date.

1.3

If Payor prepays any portion of the principal amount due under this Note on or before December 30, 2006 ("Permitted Prepayment Date"), together with the unpaid interest thereon accrued through the date of such prepayment, Payor shall pay a prepayment fee equal to the One Year Libor Rate (as such rate is published in the Wall Street Journal on the date of such prepayment) plus one and one-half percent (1.5%).

1.4

All payments (including prepayments) made by the Payor on this Note shall be applied first to the payment of accrued unpaid interest on this Note and then to the reduction of the unpaid principal balance of this Note.

1.5

In the event that the date for the payment of any amount payable under this Note falls due on a Saturday, Sunday or public holiday under the laws of the State of New York, the time for payment of such amount shall be extended to the next succeeding business day and interest at the Note Rate shall continue to accrue on any principal amount so effected until the payment thereof on such extended due date.

2.	Replacement of Note.
2.1

In the event that this Note is mutilated, destroyed, lost or stolen, Payor shall, at its sole expense, execute, register and deliver a new Note, in exchange and substitution for this Note, if mutilated, or in lieu of and substitution for this Note, if destroyed, lost or stolen. In the case of destruction, loss or theft, Payee shall furnish to Payor indemnity reasonably satisfactory to Payor, and in any such case, and in the case of mutilation, Payee shall also furnish to Payor evidence to its reasonable satisfaction of the mutilation, destruction, loss or theft of this Note and of the ownership thereof.  Any replacement Note so issued shall be in the same outstanding principal amount as this Note and dated the date to which interest shall have been paid on this Note or, if no interest shall have yet been paid, dated the date of this Note.

2.2

Every Note issued pursuant to the provisions of Section 2.1 above in substitution for this Note shall constitute an additional contractual obligation of the Payor, whether or not this Note shall be found at any time or be enforceable by anyone.

3.	Intentionally Omitted
4.	Intentionally Omitted
5.	Events of Default. The following events each constitute an "Event of Default":
	5.1	The dissolution of Payor or any vote in favor thereof by the board of directors and shareholders of Payor; or
5.2

Payor makes an assignment for the benefit of creditors, or files with a court of competent jurisdiction an application for appointment of a receiver or similar official with respect to it or any substantial part of its assets, or Payor files a petition seeking relief under any provision of the Federal Bankruptcy Code or any other federal or state statute now or hereafter in effect affording relief to debtors, or any such application or petition is filed against Payor, which application or petition is not dismissed or withdrawn within sixty (60) days from the date of its filing; or

	5.3	Payor fails to pay the principal amount, or interest on, or any other amount payable under this Note within five (5) days of when the same becomes due and payable; or
	5.4	Payor admits in writing its inability to pay its debts as they mature; or
	5.5	Payor sells all or substantially all of its assets or merges or is consolidated with or into another corporation other than a transaction whose primary purpose is to re-domicile the Payor ; or
5.6

A proceeding is commenced to foreclose a security interest or lien in any property or assets of Payor as a result of a default in the payment or performance of any debt (in excess of $350,000 and secured by such property or assets) of Payor or of any subsidiary of Payor; or

5.7

A final judgment for the payment of money in excess of $350,000 is entered against Payor by a court of competent jurisdiction, and such judgment is not discharged (nor the discharge thereof duly provided for) in accordance with its terms, nor a stay of execution thereof procured, within sixty (60) days after the date such judgment is entered, and, within such period (or such longer period during which execution of such judgment is effectively stayed), an appeal therefrom has not been prosecuted and the execution thereof caused to be stayed during such appeal; or

5.8

An attachment or garnishment is levied against the assets or properties of Payor or any subsidiary of Payor involving an amount in excess of $350,000 and such levy is not vacated, bonded or otherwise terminated within sixty (60) days after the date of its effectiveness; or

5.9

Payor or any subsidiary defaults in the due observance or performance of any covenant, condition or agreement to be observed or performed pursuant to the terms of this Note (other than the default specified in Section 5.3above) and such default continues uncured for a period of thirty (30) days from the date Payor receives written notice from the Payee.

Upon the occurrence of any such Event of Default and at any time thereafter, the holder of this Note shall have the right (at such holder's option) to declare the principal of, accrued unpaid interest on, and all other amounts payable under this Note to be forthwith due and payable, whereupon all such amounts shall be immediately due and payable to the holder of this Note, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived; provided.

6.	Suits for Enforcement and Remedies.
6.1

If any one or more Events of Default shall occur and be continuing, the Payee may proceed to (1) protect and enforce Payee's rights either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, condition or agreement contained in this Note or in any agreement or document referred to herein or in aid of the exercise of any power granted in this Note or in any agreement or document referred to herein, (ii) enforce the payment of this Note, or (iii) enforce any other legal or equitable right of the holder of this Note. No right or remedy herein or in any other agreement or instrument conferred upon the holder of this Note is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

7.	Unconditional Obligation; Fees, Waivers, Other.
	7.1	The obligation to make the payments provided for in this Note are absolute and unconditional and are not subject to any defense, set-off, counterclaim, rescission, recoupment or adjustment whatsoever.
7.2

If, following the occurrence of an Event of Default, Payee shall seek to enforce the collection of any amount of principal of and/or interest on this Note, there shall be immediately due and payable from Payor, in addition to the then unpaid principal of, and accrued unpaid interest on, this Note, all reasonable costs and expenses incurred by Payee in connection therewith, including, without limitation, reasonable attorneys' fees and disbursements.

7.3

No forbearance, indulgence, delay or failure to exercise any right or remedy with respect to this Note shall operate as a waiver or as an acquiescence in any default, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

	7.4	This Note may not be modified or discharged (other than by payment) except by a writing duly executed by Payor and Payee.
7.5

Payor hereby expressly waives demand and presentment for payment, notice of nonpayment, notice of dishonor, protest, notice of protest, bringing of suit, and diligence in taking any action to collect amounts called for hereunder, and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission with respect to the collection of any amount called for hereunder or in connection with any right, lien, interest or property at any and all times which Payee had or is existing as security for any amount called for hereunder.

8. Intentionally Deleted.
9. Intentionally Deleted.
10. Intentionally Deleted.
11.	Miscellaneous.
11.1		The headings of the various paragraphs of this Note are for convenience of reference only and shall in no way modify any of the terms or provisions of this Note.
11.2

All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail (return receipt requested, postage prepaid), facsimile transmission or overnight courier to the address of the intended recipient as set forth in the preamble to this Note or at such other address as the intended recipient shall have hereafter given to the other party hereto pursuant to the provisions of this Note.

11.3

This Note and the obligations of Payor and the rights of Payee shall be governed by and construed in accordance with the substantive laws of the State of New York without giving effect to the choice of laws rules thereof.

11.4		This Note shall bind Payor and its successors and assigns.
11.6

This Promissory Note (this "Note") and the Second Amended and Restated Promissory Note issued to JANA Master Fund Ltd. on the date hereof in the principal amount of $12,000,000 amends, restates, supersedes and replaces in all respects that certain $17,000,000 Arcadia Resources, Inc. Amended and Restated Promissory Note, dated June 25, 2007, as amended by the First Amendment to Promissory Note, dated January 28, 2008, as issued to JANA Master Fund Ltd., but shall not constitute a release, satisfaction or novation of any of the obligations evidenced thereby.

11.7

Payee and Payor acknowledge and agree that (i) as of March 31, 2008, the outstanding principal balance of this Note is $5,000,000, (ii) as of December 31, 2007 the deferred interest on this Note is $172,638.72 and (iii) as of March 31, 2007, the accrued and unpaid current quarter's interest on this Note is $165,095.192.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Note as of the date first above written.
ARCADIA RESOURCES, INC. By: /s/ Marvin R. Richardson_______ Marvin Richardson, President & CEO

Accepted and Agreed to:

VICIS CAPITAL MASTER FUND

By: VICIS CAPITAL LLC

By: /s/ Keith W. Hughes_________________________

Printed: Keith W. Hughes________________________

Its: Chief Financial Officer_______________________